Exhibit 10.1.23


                              EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") entered into as of December 1, 2001, by and between Beacon Power Corporation, a Delaware corporation (the "Company"), and F. William Capp (the "Executive")

     WHEREAS, the Company desires to retain the services of the Executive and the Executive wishes to be employed by the Company;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 1. Term. The Company shall employ the Executive for a term commencing on December 1, 2001 and continuing for two years until terminated pursuant to Section 9. The period of the Executive's employment hereunder is referred to as the "Employment Period."

     Section 2. Duties. The Executive shall serve the Company as President and Chief Executive Officer and shall have duties and responsibilities consistent with such position. Such duties and responsibilities shall include, but not be limited to, overall management of corporation. The Executive will report to the Board of Directors of the Company (the "Board"). The Executive will generally perform his services at the Company's principal offices, which are currently located in Wilmington, Massachusetts; provided, however, that the Executive may be required to travel from time to time in connection with Company business.

     Section 3. Full Time; Best Efforts. During the Employment Period the Executive shall use his best efforts to promote the interests of the Company and shall devote his full business time and efforts to its business and affairs. The Executive shall not engage in any business activity which could reasonably be expected to interfere with the performance of the Executive's duties, services and responsibilities hereunder.

     Section 4. Compensation. The Executive shall be entitled to compensation as follows:

     (a) Base Salary. During the Employment Period, the Executive will receive a salary at an annual gross rate of $220,000 (as the same may be adjusted from time to time, the "Base Salary"), which shall be payable in accordance with the Company's regular payroll practices applicable to senior executive officers. The Executive's Base Salary shall be reviewed by the Board at least annually and may be increased (but not decreased) in the Board's discretion, depending upon the performance of the Executive and of the Company.

     (b) Annual Bonus. The Executive shall be eligible to receive an annual bonus based on the achievement of individual and Company performance objectives determined annually by the Compensation Committee of the Board in consultation with the Executive. The amount of the annual bonus will be targeted at $180,000 per year. The Executive and the Compensation Committee of the Board will set performance goals and targets for the Annual Bonus prior to January 1, 2002.

     (c) Withholding. The Company may withhold from compensation payable to the Executive all applicable federal, state, and local withholding taxes as required by law.

     (d) Signing Bonus. The Executive shall receive a one time signing bonus of $90,000 for the execution and delivery of this Agreement to the Company (the "Signing Bonus"). Such Signing Bonus shall be paid to the Executive as of the first regular payroll payment date after the Executive begins his employment with the Company.

     (e) Relocation Expense Reimbursement. In addition to the compensation described above, the Company shall reimburse Executive for all reasonable out-of-pocket relocation expenses incurred by Executive to move from Minnesota to Massachusetts including the standard realtor broker fee incurred by Executive in selling Executive's primary residence in Minnesota. The Company shall also reimburse Executive for all reasonable out-of-pocket moving costs and expenses incurred by Executive in moving his residence from Minnesota to Massachusetts. In addition, the Company shall reimburse the Executive for reasonable coach class travel expenses incurred by Executive (or by the two members of his nuclear family members if they travel to meet him) for traveling between Minnesota and Massachusetts from the start of the Executive's employment with the Company through June 1, 2002. To the extent that any amounts paid to you that are intended to be reimbursement for relocation expenses provided for in this section are treated by the Internal Revenue Service or applicable law as income to you, the Company will pay you additional compensation to make you whole for all such related tax liabilities (i.e. a gross up).

     (f) Apartment Rental. The Company shall reimburse the Executive for the reasonable cost of an apartment within a 25 mile radius of Wilmington, Massachusetts to be used by the Executive from the beginning of his employment with the Company until the earlier of June 1, 2002 and the date Executive moves to a permanent residence in a monthly amount not to exceed $3,500.

         Section 5.  Benefits.

     (a) Generally. The Executive will be entitled to such fringe benefits as are generally available to the Company's executive officers, including group health and dental insurance coverage, group long and short-term disability insurance coverage, and 401(k) plan and stock plan participation. In the event that any insurance policy is paying disability benefits to Executive, and if the amount of the Executive's monthly base salary that would be paid in the absence of such disability is higher than the monthly insurance payments, then the Company shall pay Executive an amount per month equal to such excess, for so long as the Executive is employed with the Company. No such difference shall be payable after the Executive's employment is terminated.

     (b) Paid Vacation. In addition to U.S. statutory holidays, the Executive will be entitled to 20 business days of paid vacation per year, accruing at the rate of 1.66 days per month. A maximum of ten unused vacation days in any year may be carried over and used in the next year, subject to such policies as the Company may adopt from time to time with respect thereto. If by December 31, each year, the Executive has accrued in excess of ten unused vacation days, the Company shall pay (consistent with existing Company policy) the Executive a cash amount (based on the Executive's then current year's base salary) equal to such excess up to a maximum not to exceed ten vacation days.

     (c) Life Insurance. The Company will provide the Executive with group term life insurance in an amount equal to no less than two times his Base Salary plus $1,000,000 provided that the Executive satisfies any evidence of insurability requirements imposed by the applicable insurance company underwriting the life insurance policy.

     Section 6. Expense Reimbursement. The Executive will be entitled to reimbursement of all reasonable and necessary business expenses incurred by the Executive in the ordinary course of business on behalf of the Company, subject to presentation of appropriate documentation and compliance with policies established by the Board.

     Section 7. Non-Disclosure and Assignment of Invention Agreement; Indemnification Agreement. The Executive shall execute and deliver to the Company the Company's standard form of Invention and Non-Disclosure Agreement. The Company and the Executive shall execute and deliver simultaneously with the execution of this Agreement an Indemnification Agreement in form and substance satisfactory to both parties (the "Indemnification Agreement").

         Section 8.  Non-Competition and Non-Solicitation Covenants.

     (a) Non-competition. The Executive agrees that during the Employment Period and for the longer of 18 months thereafter and the period for which the Company is providing payment to the Executive under Section 9(b)(ii) of this Agreement, he will not own, manage, operate, control, be employed by, provide services as an independent contractor or consultant to, own any stock or other investment in or debt of, or otherwise be connected in any manner with the ownership, management, operation or control of, any business or enterprise that at the time of termination, competes with the Company or conducts business in a field in respect of which the Board is making plans to enter.

     (b) Non-solicitation. The Executive agrees that during the Employment Period and for two years thereafter, he will not attempt to persuade or induce any employee of the Company to terminate his or her employment with the Company for any reason.

     (c) Acknowledgments by Executive. The Executive acknowledges that the covenants set forth in this Section 8 are reasonable in scope and are no greater than is necessary to protect the Company's legitimate business interests. The Executive further acknowledges that any breach by him of the covenants set forth in this Section 8 would irreparably injure the Company, and that money damages would not adequately compensate the Company for the injuries that it would suffer. The parties accordingly agree that in the event of any breach or threatened breach by the Executive of any of the covenants set forth in this
Section 8, the Company may obtain, from any court of competent jurisdiction, both preliminary and permanent injunctive relief in order to prevent the occurrence or continuation of such injuries, without being required to prove actual damages or post any bond or other security. Nothing in this Agreement shall prohibit the Company from pursuing any other legal or equitable remedy that may be available to it in the event of the Executive's breach of any of the covenants set forth in this Agreement.

         Section 9.  Termination.

     (a) Employment Termination. The employment of the Executive pursuant to this Agreement shall terminate upon the occurrence of any of the following:

         (i) At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive. For purposes of this Agreement, "Cause" shall be deemed to exist upon a reasonable good faith finding by the Board that the Executive has:

            (1) committed an act constituting fraud, embezzlement or other felony, determined in the reasonable opinion of the Board acting in its sole discretion, or

            (2) materially breached his obligations under this Agreement or the Inventions and Nondisclosure Agreement, and failed to cure same within 30 days after written notice thereof is given to him by the Company, or

            (3) materially breached the Company's material policies, including but not limited to the Company's policies regarding insider trading and sexual harassment, or

            (4) engaged in willful misconduct, so long as the Board of Directors provided Executive with a reasonable opportunity for Executive to personally present his point of view to the Board.

               (ii) At the election of the Company, without Cause, upon at least
            90 days written notice by the Company to the Executive.

               (iii) The death of the Executive, or (in the discretion of the
            Company) the Disability of the Executive. For purposes of this Agreement, "Disability" shall be considered to exist:

                  (1) if the Executive fails to perform his normal duties for at least 120 days, whether or not consecutive, during any 360-day period, or

                  (2) if the Executive's insurance company has confirmed that any disability insurance benefits are going to be paid by reason of Executive's incapacitation, or

                 (3) if the Board, acting in its sole discretion but after reasonable consultation with Executive, concludes that the Executive suffers from a degree of physical or mental incapacitation as a result of illness or accident which makes it reasonably unlikely that the Executive will be able to perform his normal duties for a period of 120 days. In reaching this conclusion, the Board may consult third parties,including, but not limited to, other employees, physicians, psychiatrists, and counselors.

               (iv) At the election of the Executive,  for any reason,  upon at least 90 days prior written notice to the Company.

               (v) At the election of the Executive for Good Reason, provided that the Executive shall have given written notice to the Company within 30 days after he becomes aware of the occurrence of any event of Good Reason specifying such event, and such event shall be continued for a period of 30 days following such notice. For purposes of this Agreement, "Good Reason" means any of the following events:

                    (1) a material  diminution in the duties,  responsibilities, position or job title of the Executive without the Executive's written consent, or

                    (2) a  material  breach by the  Company  of its  obligations under this Agreement or the Indemnification Agreement, or

                    (3) a change in the primary  location where the Executive is expected to perform his services hereunder to a location that is more than 50 miles away from Wilmington, Massachusetts, or

                    (4) a Sale of the Business  (as defined  below) For purposes of this Agreement, a "Sale of the Business" means (A) the acquisition by a person, group, or party of 50% or more of the outstanding capital stock of the Company, (B) a change of a majority of the members of the Board when the change of the various directors occurs at substantially the same time, without the approval or consent of the members of the Board before such change, (C) the acquisition of the Company by means of a reorganization, merger, consolidation, recapitalization, or asset sale, unless the owners of the capital stock of the Company before such transaction continue to own more than 50% of the capital stock of the acquiring or succeeding entity in substantially the same proportions, or (D) the approval of a liquidation or dissolution of the Company.

                    (5) the failure of the  Executive to be elected or appointed to the Board, or his removal from the Board without cause.

         (b)  Effect of Termination.

     (i) Termination Pursuant to Section 9(a)(i) relating to termination for cause or Section 9(a)(iv) relating to termination at the election of Executive for any reason. In the event the Executive's employment is terminated pursuant to Section 9(a)(i) or Section 9(a)iv), the Company shall pay to the Executive his accrued Base Salary through the last date of his employment hereunder (the "Termination Date") and shall continue to provide to the Executive the benefits described in Section 5 (the "Benefits") through the Termination Date, but shall have no further responsibility for any compensation or benefits to the Executive for any time period subsequent to the Termination Date.

     (ii) Termination pursuant to Section 9(a)(ii) relating to termination without cause. In the event the Executive's employment is terminated pursuant to
Section 9(a)(ii), the Company shall:

                           (1) Within five business days after the Termination Date pay to the Executive a cash amount equal to his then monthly Base Salary multiplied by the number of months remaining in the Employment Period, but in no event less than 12, payable in equal monthly installments in accordance with the Company's regular payroll practices.

                           (2) Continue to provide the benefits described in Sections 5(a) and 5(c) to the Executive until the first anniversary of the Termination Date.

                           (3) Within five business days after the Termination Date, pay the Executive an amount equal to his bonus for the prior year (including the Signing Bonus for terminations prior to the end of the first year) multiplied by a fraction, the numerator of which is the number of full calendar months that have elapsed in the then current calendar year prior to the Termination Date, and the denominator of which is 12. In no event, shall payment under this Section 9(b)(ii)(3) exceed 80% of the Executive's base salary for the prior year.

                           (4) Amend the vesting provisions of any stock option agreement with the Executive so that in the event of a termination covered by this paragraph, the Executive's then unvested options (Executive's vested options remained vested and subject to the provisions of the applicable option agreements and plans) would vest as of the Termination Date according to the following schedule:

     If Termination occurs:                    Number of unvested option
                                                   shares accelerated
   o Within first 12 months of employment                  150,000
   o After 12 full months of employment                    200,000

               (iii) Termination pursuant to Section 9(a)(v) relating to termination at the election of Executive for Good Reason. In the event the Executive's employment is terminated pursuant to Section 9(a)(v), the Company shall:

                    (1) Within five business days after the Termination Date pay to the Executive a cash amount equal to his then monthly Base Salary multiplied by the number of months remaining in the Employment Period, but in no event less than 12, payable in equal monthly installments in accordance with the Company's regular payroll practices.

                    (2) Continue to provide the  benefits  described in Sections
               5(a) and 5(c) to the Executive until the first anniversary of the Termination Date.

                    (3) Within five  business days after the  Termination  Date, pay the Executive an amount equal to his bonus for the prior year (including the Signing Bonus for terminations prior to the end of the first year) multiplied by a fraction, the numerator of which is the number of full calendar months that have elapsed in the then current calendar year prior to the Termination Date, and the denominator of which is 12. In no event, shall payment under this
               Section 9(b)(ii)(3) exceed 80% of the Executive's base salary for the prior year.

                    (4) Amend the vesting provisions of any stock option agreement with the Executive so that in the event of a termination covered by this paragraph, the Executive's then unvested options (Executive's vested options remained vested and subject to the provisions of the applicable option agreements and plans) would vest as of the Termination Date according to the following schedule:

 If Termination occurs:                                Percentage acceleration
                                                         of unvested options
  o Within first six months of employment                          0%
  o Within seven and 12 months of employment                      33%
  o After 12 full months of employment                            66%


                  (iv) Termination pursuant to Section 9(a)(iii) relating to the death or disability of the Executive. In the event the Executive's employment is terminated pursuant to Section 9(a)(iii), the Company shall:

                           (1) Continue to pay to Executive or his estate, as the case may be, an amount equal to his then current Base Salary for the three-month period following the Termination Date.

                           (2) Continue for the 12-month period following the Termination Date all health and dental insurance benefits the Executive was entitled to at the Termination Date.

                           (3) Amend the vesting provisions of any stock option agreement with the Executive so that in the event of a termination covered by this paragraph, the Executive's then unvested options (Executive's vested options remained vested and subject to the provisions of the applicable option agreements and plans) would vest as of the Termination Date according to the following schedule:

 If Termination occurs:                              Number of unvested option
                                                         shares accelerated
  o Within first 12 months of employment                        150,000
  o After 12 full months of employment                          200,000

     (v) Golden Parachute Payment Excise Tax Protection. In the event that the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits paid or conferred under this Agreement, an additional amount shall be paid by the Company to the Executive such that the aggregate after-tax amount that he shall receive under this Agreement, including this Section 9(iv), shall have a present value equal to the aggregate after-tax amount that he would have received and retained had such excise tax not applied to him. For this purpose, the Executive shall be assumed to be subject to tax in each year related to the computation at the then maximum applicable combined Federal and Massachusetts income tax rate, and the determination of the present value payments to him shall be made consistent with the principles of Section 280G of the Code.

     (vi)   Survival.   The  provisions  of  Sections  6-19  shall  survive  the
termination of the Executive's employment in accordance with their terms.

     (c) Continuation/Nonrenewal. Unless this Agreement has been otherwise terminated before the end of its initial duration described in Section 1, the Company and the Executive will discuss possible continuation of his employment, commencing six months before the end of its initial duration. If the Company informs the Executive in writing that it does not wish to continue his employment, and if in fact the Executive ceases to be an employee of the Company at the end of such initial duration, then for twelve months after such initial duration, the Company shall pay Executive a monthly amount (on its regular payroll date) equal to his last prevailing monthly base salary (plus one/twelfth of his cash bonus for the most recent fiscal year of the Company), less applicable withholding taxes.

     Section  10.  No  Conflicting  Agreements.  The  Executive  represents  and warrants to the Company that he is not a party to or bound by any confidentiality, non-competition, non-solicitation or other agreement or restriction that could conflict with or be violated by the performance of his duties for the Company.

     Section 11. No Disparagement. Each party agrees that at all times following the termination of the Executive's employment hereunder, such party shall not make or cause to be made, directly or indirectly, any statements to any third party that disparage or denigrate the other party or, in the case of the Company, any of its current or former directors, officers or employees, unless required by law.

     Section 12. Enforceability, etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

     Section 13. Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

      (a) If to the Executive:                (b) If to the Company:
      F. William Capp                          Beacon Power Corporation
      5908 Lee Valley Road                     234 Ballardvale Street
      Edina, Minn  55439                       Wilmington, MA  01887
      billcapp@aol.com                         Attn:  Compensation Committee

or to such other address as a party shall have designated by notice to the other party.

     Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     Section 15. Amendments and Waivers. No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

     Section 16. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that it may not be assigned by the Company without the Executive's consent, provided that the Company may assign this Agreement to an entity that acquires substantially all of the Company's assets by means of an asset sale, merger or otherwise, provided further that such entity shall agree in writing to assume and be bound by this Agreement. This Agreement is personal to the Executive and is not assignable by him.

     Section 17. Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto.

     Section 18. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

     Section 19. Counterparts. This Agreement may be executed in any number of counterparts, and with counterpart signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first above written.

EXECUTIVE                                     BEACON POWER CORPORATION

_______________________                      By: _____________________________
F. William Capp                                  Signature
                                                 Print name, title